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                                                                   Exhibit 5.1


March 2, 2005




CombinatoRx, Incorporated
650 Albany St
Boston, Massachusetts 02118

Re:  COMBINATORX, INCORPORATED

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1 (File No. 333-121173) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 6,900,000 shares of Common Stock, $0.001 par value (the "Common Stock"), of CombinatoRx, Incorporated, a Delaware corporation (the "Company"), including 900,000 shares of Common Stock to cover over-allotments, if any (the "Shares"). The Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement") to be entered into among the Company and SG Cowen & Co., LLC, Pacific Growth Equities, LLC, SunTrust Capital Markets, Inc. and A.G. Edwards & Sons, Inc., as representatives of the several underwriters named therein.

We have acted as counsel for the Company in connection with the proposed issuance and sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons


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CombinatoRx, Incorporated               - 2 -                   March 2, 2005


whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP